Exhibit 10.2

TRITON DISTRIBUTION SYSTEMS, INC/NAITAS
MARKETING and DISTRIBUTION AGREEMENT

2/23/06

1.                 SERVICES

A.             Triton Distribution Systems, Inc. (“TDS”), a Nevada corporation with its principal place of business at One Harbor Drive #300, Sausalito, California 94965, USA, and the National Association of Independent Travel Agents (“NAITAS”), a Filipino travel association located at 2F-Rm. 201 KIMVI Bldg., 1191 Marla Orosa St., Ermita Manila desire to enter into a Marketing and Distribution Agreement for the purpose of distributing TDS’s travel products, including Philippine Airlines and Cebu Pacific air tickets via the NAITAS subscriber network in the Philippines, Asia, the United States and elsewhere. TDS will open and operate an Operations/Data Center/Sales Office in Manila staffed with TDS employees hired locally. The Manila office staff will eventually total forty to fifty including Engineering, Operations, Sales and Marketing, Customer Service, Training and Administrative personnel.

B.               NAITAS agrees to formally endorse and promote the TDS system to at least 60% of its member subscribers in the Philippines and elsewhere within thirty days of the finalization of this contract. NAITAS shall promote TDS to its members via direct mail in the form of an official letter signed by the Chairman and President of NAITAS directing member agencies to adopt the NAITAS private label reservation system. TDS reserves the right to review the initial endorsement letter before distribution. In addition, NAITAS shall promote the new system via fax, radio, television, industry publications, general magazines and newspapers. NAITAS shall provide copies to TDS of all letters, faxes, video tapes, articles, press releases, photographs, audio tapes, etc. as they become available. NAITAS will exert considerable influence upon the Travel Cooperative of the Philippines (TCP) to switch to the NAITAS private label system as soon as possible. NAITAS will also use its “best efforts” to influence Philippine Airlines and Cebu Pacific to allow TDS access (Direct Connect) to the Philippine Airlines and Cebu Pacific databases.

C                  Pursuant to the terms and conditions of this Agreement, TDS or its designated affiliate wilt provide to NAITAS the Products specified on the attached Products/Services Designator, which shall include a license to use any Software provided hereunder. TDS owns or properly licenses each of the TDS Products and is authorized to distribute the Services to NAITAS member subscribers. These products will be private labeled (NAITAS) for use by NAITAS members.

D.              TDS will provide NAITAS Subscribers access to the Products/Services via the public Internet. From February 25, 2006 to February 24, 2007, TDS Products/Services will be provided free of charge to any NAITAS member that signs a subscriber agreement with TDS. TDS shall have sole responsibility for any interface between the TDS software application and the Services.

E.                End Users will be allowed to access the Products/Services only via their use of TDS software applications.

2.                 DEFINITIONS

A.             “Booking” means an active booking or a ticketed passive booking for the services of an air, car, hotel, cruise or tour vendor that participates in the Services, less cancellations thereof, which (i) is made by TDS or a End User directly via the Services or TDS; (ii) results in a fee payable directly or indirectly by the vendor to eLong; and (iii) is not speculative, fictitious, or made solely for the purpose of achieving productivity-based booking objectives.

/s/ Angel Bognot	/s/ Robert Lim Joseph

B.               “Documentation” means all manuals, operating procedures, instructions, guidelines, and other materials provided by TDS to NAITAS subscribers, including electronic formats.

C.               “Reservation Expert” means the Internet-based “front-end” software applications developed and maintained by TDS that integrate GDS Services and allow End Users to access the data and information contained within the Services in order to make travel-related bookings.

D.              “End User” means a travel agency or an individual consumer that has entered into an End-User License Agreement with TDS to utilize the Triton Distribution System or that is a user of an Internet website that is linked to TDS for the purpose of accessing travel reservation services.

E.                “System” means a system of computer hardware, software utilizing the Internet, used to distribute its Services by routing messages and data between the Nodes and the TDS Datacenter.

F.                “Subscriber” means any travel agent or other person that has entered into a subscriber agreement with TDS to gain access to the Products/Services.

G.               “Transaction” means one or more messages accessing the Services that are transmitted by TDS or by an End User via the TDS System.

H.              “Interface software” means any forms, message formats, and applications which perform transactions between NAITAS Subscribers and TDS.

3.                 TERM

This Agreement will commence on February 25, 2006 (“Contract Effective Date”) and will expire November 30, 2009; TDS and NAITAS agree to renew this Agreement for an additional 36-month period at terms mutually agreed to.

4.                 USE OF PRODUCTS/SERVICES

A.              TDS will provide to NAITAS member subscribers the proprietary products listed in Attachment A.

B.               TDS has no ownership, right, or title in or to any travel vendor products, and may not remove identifying marks from the vendor products or subject same to any lien or encumbrance. TDS will utilize the travel vendor products strictly in accordance with the Documentation.

C.               End Users may access the Services only through their use of the TDS System. All End Users are solely the customers of TDS.

D.              NAITAS is expressly prohibited from soliciting or selling any TDS services to any TDS customer.

5.                 FINANCIAL MATTERS

A.             TDS will remit to NAITAS a monthly stipend of PHP 300,000 on the twelfth day of each month of the thirty-six month term of the contract. When NAITAS has issued the initial, official TDS endorsement letters to at least 60% of its members, TDS will accelerate four months of the PHP 300,000 stipend in one lump sum payment. The regular monthly payments will resume on the twelfth day of fifth month following the accelerated lump-sum payment. For example: If NAITAS provides documentation that it has issued the letter to at least 60% of its member on March 20, 2006, then the April 12, 2006 payment will be accelerated to PHP 1,200,000 and the regular payment of PHP 300,000 will resume on August 12, 2006. Of the PHP 300,000 stipend, one third, or PHP 100,000 shall be transferred monthly to TCP in exchange for its assistance. This monthly transfer shall continue until such time as TCP signs a separate agreement with TDS.

6.                 THIRD PARTY PRODUCTS

TDS has no liability whatsoever with respect to any product that is not provided by TDS (“Third Party Product”) and is used by TDS in conjunction with the TDS Products/Services.

7.                 WARRANTIES

A.             TDS represents and warrants that: (i) it is the owner or authorized licensee of the Services; (ii) it has the right to provide the Services to designated subscribers; and (iii) it shall use commercially reasonable efforts to maintain the availability of the Services.

B.               This warranty shall be null and void if Subscriber (i) fails to use the Services in accordance with the documentation and this Agreement; (ii) fails to use required Updates; or (iii) makes any unauthorized change to the Services. Furthermore, TDS shall have no liability to Subscriber whatsoever if Subscriber’s use of a Third Party Product proximately causes the failure of performance under Article 10.A

C.               TDS (i) MAKES NO OTHER WARRANTY WITH RESPECT TO THE SERVICES OR ANY PRODUCTS OR SERVICES PROVIDED BY TDS; (ii) MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THIRD PARTY PRODUCTS; AND (iii) EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.              Subject to Article 8.B, in the event of a claim by a third party against TDS due solely to an alleged breach of a warranty set forth in Article 8.A(i) or 8.A(ii), Subscriber will defend GRS and hold TDS harmless against such claim; provided that (i) TDS notifies Subscriber of such claim within 30 days after it becomes aware of the claim; (ii) Subscriber controls the defense and any settlement of such claim; and (iii) TDS cooperates in Subscriber’s defense of the claim. The remedies available under this Article 8 are exclusive of any other remedy provided for in this Agreement or any other remedy, now or hereafter existing at law, in equity, by statute or otherwise for breach of Article 8.A.

E.                TDS represents and warrants that no written or oral representation or warranty made or information furnished by TDS to NAITAS contains any untrue statement of material fact.

8.                 LIMITATION OF LIABILITY

Except for the specific remedies provided for in Articles 8 and 11 of this Agreement, TDS shall not be liable to NAITAS under contract law or in tort for (and NAITAS hereby waives and releases TDS, its officers, directors, employees, agents, successors and assigns from) all obligations, liabilities, rights, claims, damages and remedies of TDS, arising by law or otherwise, due to any defects, errors, malfunctions, performance, failure to perform, use of the Services (or any part thereof), interruptions of Services, or acts of TDS’s agents or subcontractors. Further, without limiting the generality of the foregoing, eLong shall not in any case be liable for lost business, lost revenue, lost profits, lost data, lost savings or any economic loss or damage of any kind or nature, including any other direct, indirect, incidental, special or consequential damages.

9.                 TERMINATION FOR CAUSE

A.             if either party (the “Defaulting Party”) falls to perform or observe any of its material obligations hereunder, and such failure continues for a period of 30 business days after written notice (except in any circumstance where a cure is impossible in which case there shall be no cure period) from the other party (the “Insecure Party”), then the Insecure Party may immediately terminate this Agreement. If NAITAS is the Defaulting Party hereunder, then, without prejudice to any other rights or remedies of TDS, including the right to recover liquidated damages, all or any of the rights of eLong under this Agreement may, at the option of TDS, be terminated, reduced or restricted.

B.               Notwithstanding anything to the contrary in this Agreement, provisions that by their nature and intent should survive expiration or termination, including, but not limited to, those related to confidentiality, liquidated damages. Software license restrictions, and risk of loss, shall so survive.

10.          INDEMNIFICATION

A.             Each party (“Indemnitor”) shall indemnify and hold harmless the other party, its owners, officers, directors, employees, agents, successors and assigns (each an “Indemnitee”), against and from third party liabilities, including reasonable attorneys’ fees, costs and expenses incident thereto, which may be incurred by an Indemnitee solely by reason of any injuries or deaths of persons, or the loss of, damage to, or destruction of property, including loss of use thereof, arising out of or in connection with any act, failure to act, error or omission of the Indemnitor, its officers, directors, employees, agents or subcontractors in the performance or failure of performance of its obligations under this Agreement.

B.               TDS and NAITAS shall indemnify and hold harmless the other party, its owners, officers, directors, employees, agents, successors and assigns, against and from any and all third party liabilities, including reasonable attorneys’ fees, costs and expenses incident thereto, which may be incurred solely as a result of the other party’s use of the Services, including, without limitation, fraudulent bookings, unintended errors, or incorrect information.

11.          DAMAGES

If one party fails to perform or observe its obligations pursuant to the provisions of Article 7 or 13 hereof, then the other party shall be liable to the non-performing party for all legal damages and equitable relief available under the law, including, without limitation, injunctive relief, monetary damages, attorneys’ fees and all costs incurred in enforcing such provisions. Further, nothing contained in this Article 12 shall be deemed to limit the indemnification obligations specified elsewhere in this Agreement.

12.          CONFIDENTIALITY

Neither party shall disclose the trade secrets and proprietary and confidential information of the other party, including, but not limited to, the provisions of this Agreement: provided, however, either party may share the terms of this Agreement with its accountant and attorney strictly on a need-to-know basis. Neither party shall use the name, logo or product names of the other in brochures, proposals, contracts or other publicly disseminated materials without first securing the other party’s written approval.

13.          GOVERNING LAW: JURISDICTION

This Agreement and any disputes arising under or in connection with this Agreement shall be governed by the internal laws of the State of California, without regard to its conflicts of laws principles. All actions brought by NAITAS to enforce, arising out of or relating to this Agreement shall be brought and tried in federal or state courts located within the County of Marin, State of California, and the parties hereby consent to submit to the personal jurisdiction of such courts and to venue therein.

14.          SALE AND ASSIGNMENT

Neither party shall not assign or transfer this Agreement, or any part thereof, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.          GENERAL

A.             Neither party shall be deemed to be in default or liable for any delays if and to the extent that performance is delayed or prevented by an event of force majeure.

B.               The failure of either party to exercise or its waiver or forbearance of any right or privilege under this Agreement shall not be construed as a subsequent waiver or forbearance of any such term or condition by such party.

C.               Any notice permitted or required to be given hereunder shall be sent by first class mail, postage prepaid, or by any more expedient written means to the address of TDS as specified above; notices to NAITAS shall be sent to: the address of NAITAS as specified above.

D.              If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions will not be impaired thereby.

E.                in the event of an action to enforce this Agreement or to seek remedies for a breach of this agreement, the prevailing party shall be entitled to receive from the other party reimbursement of its reasonable attorneys’ fees, expenses and court costs.

16.          ENTIRE AGREEMENT

This Agreement, together with any attachments now or hereafter made, each of which is, without further affirmation, added to and made a part hereof, constitutes the entire agreement and understanding of the parties on the subject matter hereof and, as of the Contract Effective Date, supercedes all prior written and oral agreements between the parties, excluding amounts due eLong which may have accrued under the Original Agreement. This Agreement may be modified only by written agreement of the parties. In the event that the provisions of an attachment conflict with any terms herein, then the provisions of the attachment shall control.

By signing below, the parties acknowledge their acceptance of the terms and conditions of this Agreement and its attachments.

Triton Distribution Systems, Inc.	NAITAS
One Harbor Drive, Suite 300	2F-Rm. 201 KIMVI Bldg., 1191 Marla Orosa St.,
Sausalito, CA 9465	Ermita Manila,

Signature:	Signature:	/s/ Robert Lim Joseph
Printed Name: Gregory Lykiardopoulos	Printed Name: ROBERT LIM JOSEPH
Title: Chairman and CEO	Title: Chairman of the Board

	Signature:	/s/ Angel Bognot
Printed Name: ANGEL BOGNOT
Title: President

ATTACHMENT A

Proprietary TDS, Inc. Travel Agency Business Applications

•        ReservationExpert™

•        TourExpert™

•        CruiseLink™

•        IAR™

•        ItinClient™

•        Red Dragon Express™

•        International Pricing

•        CruiseExpert™

•        ResLink™

•        TourLink™

•        TicketClient™

•        AccountingClient™

•        Twist™

•        Private & Special Fares